Exhibit 3

INSTRUMENT OF TRANSFER

RPL HOLDINGS LIMITED

I, SHI Wenyong of No.4 Building, Yard 11, Hepingli East Street, Dongcheng District, Beijing, China

in consideration of the Sum of USD2,950.00

paid to me by RPL Global Limited of Ritter House, 5th Floor, P.O. Box 3200, Road Town, Tortola, VG1110, British Virgin Islands

(hereinafter called “the Transferee”) do hereby transfer to the Transferee the 2,950 shares numbered - 17051 to 20000 - standing in my name in the Register of RPL Holdings Limited to hold unto the Transferee their Executors, Administrators or Assigns, subject to the several conditions upon which I hold the same at the time of execution hereof. And we the Transferee do hereby agree to take the said shares subject to the same conditions.

Witness to our hands the 9 February 2016

Witness to the signature(s) of the Transferor

/s/ Xu Ying

Name	Xu Ying

Address	No. 4 Building, 11 Heping Li East Street,

	Dongcheng District, Beijing, China	/s/ SHI Wenyong
SHI Wenyong (Transferor)

Witness to the signature(s) of the Transferee		For and on behalf of RPL Global Limited

/s/ Wimsy Leung

Name	Wimsy Leung

Address	Room 3203-04, 69 Jervois Street,	/s/ Stone Eight Limited

	Sheung Wan, Hong Kong	Director
RPL Global Limited (Transferee)